Prospectus Supplement No. 3, dated October 6, 2000, to Prospectus, dated June 30, 2000.	Rule 424(c) File No. 333-33242

ALLIANCE PHARMACEUTICAL CORP.

Common Stock

          This prospectus supplement relates to the public offering of shares of our common stock by the selling shareholders named in the prospectus referenced above.

           The Selling Shareholder Table in the prospectus referenced above is hereby modified. The 5% subordinated convertible debentures formerly owned by Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. have been transferred and are now owned by Brown Simpson Partners I Ltd. as follows:

                           Number of
                           ---------
                           Shares of
                           ---------
                           Common Stock     Number of Shares    Number of Shares      Acquisition of
                           ------------     ----------------    ----------------      --------------
                           Beneficially     of Common Stock     of Common Stock       Common Stock
                           ------------     ---------------     ---------------       ------------
                           Owned Before     to be Offered       Beneficially Owned    offered by
                           ------------     -------------       ------------------    -----------
Selling Shareholders       Offering(1)      by this Prospectus  After the Offering(2) this Prospectus
--------------------       -----------      ------------------  --------------------  ---------------
                                                                Number   Percentage
                                                                ------   ----------
Brown Simpson              1,302,728        777,202             525,526     -0-       Represents common
Partners I Ltd.                                                                       stock underlying four-
                                                                                      year, 5% subordinated
                                                                                      convertible debentures,
                                                                                      dated February 11,
                                                                                      2000, convertible at
                                                                                      $9.65 per share.

* Indicates ownership of less than 1% of outstanding shares

(1) (2)	Includes the shares of common stock underlying the warrants, 5% subordinated convertible debentures, 6% subordinated convertible notes and Series D Preferred Stock being offered by this prospectus.
Based on 50,384,120 shares of Alliance’s common stock outstanding and which number assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.